Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Combined Statement of Additional Information dated January 26, 2018, and to the incorporation by reference in Amendment No. 10 to the Registration Statement (Form N-1A No. 333-199089) of Lattice Strategies Trust (the “Trust”) of our report dated November 28, 2017, on the financial statements and financial highlights included in the Trust’s 2017 Annual Report to shareholders.

/s/Ernst & Young LLP

Philadelphia, Pennsylvania
January 26, 2018